UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

SEAWORLD ENTERTAINMENT, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

81282V 10 0

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 81282V 10 0	Page 2 of 36 Pages

1.	Name of reporting persons: SW DELAWARE L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 30,668,178
	6.	Shared voting power: 0
	7.	Sole dispositive power: 30,668,178
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 30,668,178
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 33.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 3 of 36 Pages

1.	Name of reporting persons: SW DELAWARE A L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 957,268
	6.	Shared voting power: 0
	7.	Sole dispositive power: 957,268
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 957,268
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 4 of 36 Pages

1.	Name of reporting persons: SW DELAWARE B L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,076,614
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,076,614
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,076,614
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 5 of 36 Pages

1.	Name of reporting persons: SW DELAWARE C L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 982,244
	6.	Shared voting power: 0
	7.	Sole dispositive power: 982,244
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 982,244
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 6 of 36 Pages

1.	Name of reporting persons: SW DELAWARE D L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 352,879
	6.	Shared voting power: 0
	7.	Sole dispositive power: 352,879
	8.	Shared dispositive power: 352,879
9.	Aggregate amount beneficially owned by each reporting person: 352,879
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 7 of 36 Pages

1.	Name of reporting persons: SW DELAWARE E L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,105,873
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,105,873
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,105,873
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 8 of 36 Pages

1.	Name of reporting persons: SW DELAWARE F L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 864,274
	6.	Shared voting power: 0
	7.	Sole dispositive power: 864,274
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 864,274
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 9 of 36 Pages

1.	Name of reporting persons: SW DELAWARE CO-INVEST L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,316,333
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,316,333
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,316,333
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 10 of 36 Pages

1.	Name of reporting persons: SW DELAWARE (GS) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,441,534
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,441,534
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,441,534
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.6%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 11 of 36 Pages

1.	Name of reporting persons: SW DELAWARE (GSO) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 480,511
	6.	Shared voting power: 0
	7.	Sole dispositive power: 480,511
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 480,511
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.5%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 12 of 36 Pages

1.	Name of reporting persons: SW Cayman Limited
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 81282V 10 0	Page 13 of 36 Pages

1.	Name of reporting persons: BLACKSTONE CAPITAL PARTNERS (CAYMAN III) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 14 of 36 Pages

1.	Name of reporting persons: BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 15 of 36 Pages

1.	Name of reporting persons: BCP V GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 81282V 10 0	Page 16 of 36 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 17 of 36 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 18 of 36 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 81282V 10 0	Page 19 of 36 Pages

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 81282V 10 0	Page 20 of 36 Pages

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 81282V 10 0	Page 21 of 36 Pages

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,245,708
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,245,708
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,245,708
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 42.8%
12.	Type of reporting person (see instructions): IN

Item 1.	(a).	Name of Issuer

SeaWorld Entertainment, Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

9205 South Park Center Loop, Suite 400 Orlando, Florida, 32819

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	SW Delaware L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ii)	SW Delaware A L.P.
c/o The Blackstone Group L.P.
345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iii)	SW Delaware B L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iv)	SW Delaware C L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(v)	SW Delaware D L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vi)	SW Delaware E L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vii)	SW Delaware F L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(viii)	SW Delaware Co-Invest L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ix)	SW Delaware (GS) L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(x)	SW Delaware (GSO) L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xi)	SW Cayman Limited c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xii)	Blackstone Capital Partners (Cayman III) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xiii)	Blackstone Management Associates (Cayman) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xiv)	BCP V GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xv)	Blackstone Holdings III L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Quebec, Canada

(xvi)	Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvii)	Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xviii)	The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xix)	Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xx)	Stephen A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: United States

SW Delaware L.P. directly holds 30,668,178 shares of Common Stock; SW Delaware A L.P. directly holds 957,268 shares of Common Stock; SW Delaware B L.P. directly holds 1,076,614 shares of Common Stock; SW Delaware C L.P. directly holds 982,244 shares of Common Stock; SW Delaware D L.P. directly holds 352,879 shares of Common Stock; SW Delaware E L.P. directly holds 1,105,873 shares of Common Stock; SW Delaware F L.P. directly holds 864,274 shares of Common Stock; SW Delaware Co-Invest L.P. directly holds 1,316,333 shares of Common Stock; SW Delaware (GS) L.P. directly holds 1,441,534 shares of Common Stock and SW Delaware (GSO) L.P. (together, the “Partnerships”) directly holds 480,511 shares of Common Stock.

Under the terms of the partnership agreements of the Partnerships, the general partner determines any voting and dispositions decisions with respect to the shares of Common Stock held by the Partnerships. In certain circumstances, Blackstone and certain co-investors in the Partnerships are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares of Common Stock held by the Partnerships.

The general partner of each of the Partnerships is SW Cayman Limited. SW Cayman Limited is wholly owned by Blackstone Capital Partners (Cayman III) V L.P. The general partner of Blackstone Capital Partners (Cayman III) V L.P. is Blackstone Management Associates (Cayman) V L.P. The general partner of Blackstone Management Associates (Cayman) V L.P. is BCP V GP L.L.C. The sole member of BCP V GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Partnerships directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Partnerships to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

81282V 10 0

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 91,785,717 shares of Common Stock outstanding as disclosed in the final prospectus of the Company filed pursuant to Rule 424(b)(4) on December 12, 2013. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

SW Delaware L.P. directly holds 30,668,178 shares of Common Stock; SW Delaware A L.P. directly holds 957,268 shares of Common Stock; SW Delaware B L.P. directly holds 1,076,614 shares of Common Stock; SW Delaware C L.P. directly holds 982,244 shares of Common Stock; SW Delaware D L.P. directly holds 352,879 shares of Common Stock; SW Delaware E L.P. directly holds 1,105,873 shares of Common Stock; SW Delaware F L.P. directly holds 864,274 shares of Common Stock; SW Delaware Co-Invest L.P. directly holds 1,316,333 shares of Common Stock; SW Delaware (GS) L.P. directly holds 1,441,534 shares of Common Stock and SW Delaware (GSO) L.P. directly holds 480,511 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote: See each cover page hereof.

(ii) Shared power to vote or to direct the vote: See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of: See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of: See each cover page hereof.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not applicable.

Item 8.	Identification and Classification of Members of the Group. Not applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Item 10.	Certification. Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

SW DELAWARE L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE A L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE B L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE C L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE D L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE E L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE F L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE CO-INVEST L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE (GS) L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW DELAWARE (GSO) L.P.
By: SW Cayman Limited, its general partner
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SW CAYMAN LIMITED
By: Blackstone Capital Partners (Cayman III) V L.P., its sole shareholder
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN III) V L.P.
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P.
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2014, among the Reporting Persons (filed herewith).